EX-99.d.x

SECOND AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This Amendment to the Investment Management Agreement is hereby made as of the 18th day of February, 2022, between AGF Investments Trust, a Delaware statutory Trust (the “Trust”), on behalf of its series as set forth on Appendix A to the Investment Management Agreement (each, a “Fund” and, collectively, the “Funds”) and AGF Investments America, Inc., an Ontario, Canada corporation (“AGFA” or the “Adviser”).

WHEREAS, the Trust and the Adviser are parties to the Investment Management Agreement dated November 1, 2017 (the “Agreement”); as amended on November 22, 2019; and

WHEREAS, pursuant to Section 14 of the Agreement, the Trustees of the Trust, in connection with their approval of the appointment of the Adviser as investment adviser to the Funds, approved related amendments to the Agreement at a meeting held on February 18, 2022,

WHEREAS, the AGF Global Sustainable Growth Equity Fund has changed its name to AGF Global Sustainable Equity Fund; and

WHEREAS, the Trust and the Adviser hereby wish to amend Appendix A of the Agreement to reflect the name change from “AGF Global Sustainable Growth Equity Fund” to “AGF Global Sustainable Equity Fund”.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1.	That Appendix A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the appendix attached hereto.

2.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date hereof.

AGF Investments Trust

By:	/s/ William DeRoche
Name: William DeRoche
Title: President and Principal Executive Officer

By:	/s/ Josh Hunter
Name: Josh Hunter
Title: Treasurer

AGF Investments America, Inc.

By:	/s/ Damion Hendrickson
Name: Damion Hendrickson
Title: Managing Director, U.S. Business

By:	/s/ Mark Adams
Name: Mark Adams
Title: Corporate Secretary

Schedule A
to the

Investment Management Agreement between

AGF Investments Trust and AGF Investments America Inc.
Dated November 1, 2017, as amended February 18, 2022

Fund	Fee, plus applicable taxes, (as an annual percentage of average daily net assets of the Fund)
AGF Global Sustainable Equity Fund	0.65%
AGF Emerging Markets Equity Fund	0.80%